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                                  EXHIBIT 99.1

       AGREEMENT OF AFFILIATION AND PLAN OF MERGER DATED NOVEMBER 2, 1997 BY AND
           BETWEEN FIRSTMERIT CORPORATION AND COBANCORP INC.
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                            AGREEMENT OF AFFILIATION
                               AND PLAN OF MERGER

         THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER, dated as of November 2, 1997 (this "Agreement"), is made by and between FirstMerit Corporation, an Ohio corporation ("FirstMerit"), and CoBancorp Inc., an Ohio corporation ("CoBancorp").

         WHEREAS, the respective Boards of Directors of FirstMerit and CoBancorp have each determined that it is in the best interests of their respective shareholders for CoBancorp to merge with and into FirstMerit upon the terms and subject to the conditions set forth herein;

         WHEREAS, the respective Boards of Directors of FirstMerit and CoBancorp have each approved the merger of CoBancorp with and into FirstMerit, upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of FirstMerit intend to contemporaneously with the merger of CoBancorp with and into FirstMerit, to merge the wholly owned subsidiaries of CoBancorp, with and into a wholly owned subsidiary of FirstMerit;

         WHEREAS, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors at the Effective Time, an individual to be recommended by CoBancorp (subject to the approval of the FirstMerit Board of Directors);

         WHEREAS, as an inducement for FirstMerit to enter into this Agreement, CoBancorp expects (but is not obligated) to provide FirstMerit with an option to purchase up to 19.9 percent of the capital stock of CoBancorp, but only if certain events occur, pursuant to the terms and conditions of the CoBancorp Stock Purchase Option (as hereinafter defined);

         WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "purchase;"

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

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                                  1. THE MERGER

         1.1.     MERGER.

                  1.1.1. MERGER. At the Effective Time (as hereinafter defined), CoBancorp will be merged with and into FirstMerit (the "Merger") in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL"). FirstMerit shall be the surviving corporation in the Merger and shall continue after the Merger to be incorporated under the laws of the State of Ohio (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation shall be "FirstMerit Corporation."

                  1.1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as hereinafter defined), FirstMerit and CoBancorp (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Ohio. The form of Certificate of Merger is attached hereto as Exhibit 1.1.2, which has attached to it the Amended and Restated Articles of Incorporation of the Surviving Corporation. The Merger will become effective at the time and date which the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the "Effective Time").

                  1.1.3. CONSUMMATION OF MERGER. The closing of the Merger (the "Closing") will take place (i) at 10:00 a.m. (local time) at the principal executive offices of FirstMerit as promptly as practicable after the date on which all of the conditions set forth in Article 6 are satisfied or duly waived, or (ii) at such other time and place and on such other date as FirstMerit and CoBancorp may agree.

                  1.1.4. ARTICLES OF INCORPORATION AND REGULATIONS. The Amended and Restated Articles of Incorporation and Code of Regulations of FirstMerit, attached hereto as Exhibit 1.1.4, in effect immediately prior to the Effective Time will be the Amended and Restated Articles of Incorporation and Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL.

                  1.1.5. DIRECTORS AND OFFICERS. The directors and officers of FirstMerit immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL. Immediately following Closing, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors, an individual to be recommended by CoBancorp, but subject to the approval of the FirstMerit Board of Directors, such individual to serve in the class whose terms expire in 2000.

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                  1.1.6. SERVICE OF PROCESS. B.&McD., Inc., whose address is 106
S. Main Street, Akron, Summit County, Ohio 44308, is the statutory agent upon whom any process, notice or demand against FirstMerit, or the Surviving Corporation may be served.

                             2. CONVERSION OF SHARES

         2.1. CONVERSION OF SHARES. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of the common stock, no par value per share, of CoBancorp (the "CoBancorp Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding (i) shares held by CoBancorp or any of the CoBancorp Subsidiaries (as defined below) or by FirstMerit or any of the FirstMerit Subsidiaries (as defined below), in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares") and (ii) Dissenting Shares (as defined below)), shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 2.2, subject to Sections 2.3 and 2.4 hereof, either

                  (1) a number of shares of common stock, no par value per share, of FirstMerit (the "FirstMerit Common Stock") equal to the Exchange Ratio (as defined below)(and the associated rights under the FirstMerit Rights Plan (as defined below))(the "Per Share Stock Consideration"), or

                  (2) $44.50 in cash (the "Per Share Cash Consideration"),

in such proportions as the holder thereof shall elect or be deemed to have elected as provided in Section 2.2 hereof (the aggregate amount of cash payable and the number of shares of FirstMerit Common Stock issuable pursuant to the Merger is sometimes referred to as the "Merger Consideration"); provided, however, that the aggregate amount of cash payable pursuant to the Merger to satisfy such elections shall not be less than 30% of the aggregate Market Value of the Merger Consideration (as defined below) (the "Minimum Cash Consideration Amount") nor exceed 49% of the aggregate Market Value of the Merger Consideration (the "Maximum Cash Consideration Amount").

         For purposes of this Section 2.2:

         (i) The "Exchange Ratio" shall be 1.745 shares of FirstMerit Common Stock, except that in the event the Average Closing Price (as defined below) is:

                  (a) greater than $30.60, then the Exchange Ratio shall be equal to $48.53 divided by the Average Closing Price, or

                  (b) equal to or greater than $28.05 but less than or equal to $30.60 per share, then the Exchange Ratio shall be 1.586, or

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                  (c)      greater than $22.95 but less than $28.05 per share,
                           then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a factor equal to $25.50 divided by the Average Closing Price, or

                  (d) equal to or less than $22.95, subject to Section 7.1(h), then the Exchange Ratio shall be 1.939,

                  in each event rounded to three decimal places;

         (ii) "Average Closing Price" shall mean the average of the reported daily closing prices of FirstMerit Common Stock on the Nasdaq National Market during the period of ten consecutive trading days ending on the tenth calendar day immediately prior to the Effective Time; and

         (iii) "Market Value of the Merger Consideration" shall mean the sum of (a) the product of the number of shares of FirstMerit to be issued pursuant to the Merger and the Average Closing Price and (b) the aggregate amount of cash payable pursuant to the Merger.

                  2.2. ELECTION PROCEDURES. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing CoBancorp Common Stock ("CoBancorp Certificates") shall pass, only upon proper delivery of such CoBancorp Certificates to an exchange agent designated by FirstMerit (the "Exchange Agent")) in such form as FirstMerit and the CoBancorp shall mutually agree ("Election Form") shall be mailed 25 days prior to the anticipated Effective Time or on such other date as the CoBancorp and FirstMerit shall mutually agree ("Mailing Date") to each holder of record of CoBancorp Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date"). FirstMerit shall determine the anticipated Effective Time (the "Anticipated Effective Time") in its sole discretion and the failure of the Effective Time to occur at the Anticipated Effective Time for purposes of this Section 2.2 shall not affect the time periods which are established for purposes of these election procedures.

         Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of CoBancorp Common Stock to elect to receive only FirstMerit Common Stock with respect to such holder's CoBancorp Common Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's CoBancorp Common Stock ("Cash Election Shares"), to elect to receive FirstMerit Common Stock with respect to those shares of CoBancorp Common Stock designated by the holder as Stock Election Shares and cash with respect to the holder's remaining shares of CoBancorp Common Stock or to indicate that such holder makes no election ("No Election Shares"). For purposes of this Section 2.2, Dissenting Shares shall be treated as Cash Election Shares but shall not be converted into the Per Share Stock Consideration or the Per Share Cash Consideration except as provided in
Section 2.6.

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         Any shares of CoBancorp Common Stock with respect to which the holder
(or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as FirstMerit and the CoBancorp may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares."

         FirstMerit shall promptly make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of CoBancorp Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and CoBancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the CoBancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CoBancorp Common Stock represented by such Election Form shall become No Election Shares and FirstMerit shall cause the certificates representing CoBancorp Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

         Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FirstMerit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         2.3. ALLOCATION PROCEDURES. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, FirstMerit shall cause the Exchange Agent to effect the allocation among the holders of CoBancorp Common Stock in accordance with the Election Forms as follows:

         (a) Cash Elections Less Than Minimum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is less than the Minimum Cash Consideration Amount (as determined by the Exchange Agent), then:


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                  (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

                  (ii) the Exchange Agent shall select first from among the No Election Shares on a pro rata basis and then (if necessary) from among the Stock Election Shares on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") on a pro rata basis such that the aggregate amount of the Per Share Cash Consideration that will be payable pursuant to the Merger equals as closely as practicable the Minimum Cash Consideration Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                  (iii) the No Election Shares and the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; or

         (b) Cash Elections More Than Maximum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is greater than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then:

                  (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive FirstMerit Common Stock,

                  (ii) the Exchange Agent shall select from among the Cash Election Shares on a pro rata basis, a sufficient number shares ("Stock Designated Shares") such that the amount of cash that will be payable pursuant to the Merger equals as closely as practicable, but not in excess of, the Maximum Cash Consideration Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                  (iii) the Cash Election Shares which are not Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; or

         (c) Cash Elections At Least Equal to Minimum Cash Consideration Amount and No More Than Maximum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is at least equal to the Minimum Cash Consideration Amount and is no more than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then subparagraphs (a) and (b) above and subparagraph (d) below shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

         (d) Notwithstanding anything to the contrary herein, any CoBancorp shareholder who has acquired shares of CoBancorp Common Stock through the exercise of stock options, and who elects to receive FirstMerit Common Stock with respect to (all or a portion of) such shareholder's

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CoBancorp Common Stock, shall be entitled to the maximum amount of the Per Share
Stock Consideration exchanged for the shareholder's Stock Election Shares being allocated to the shareholder's shares of CoBancorp Common Stock acquired through the exercise of stock options, with any required Per Share Cash Consideration being allocated first to shares of CoBancorp Common Stock acquired other than through the exercise of stock options, unless otherwise specifically elected by such shareholder.

         2.4. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FirstMerit Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FirstMerit shall pay to each holder of CoBancorp Common Stock who would otherwise be entitled to a fractional share of FirstMerit Common Stock (after taking into account all CoBancorp Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of FirstMerit Common Stock, as reported by the Nasdaq/NMS reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five Nasdaq/NMS trading days immediately preceding the Effective Date.

         2.5.     EXCHANGE PROCEDURES.

                  2.5.1. At or prior to the Effective Time, FirstMerit shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of CoBancorp Certificates, for exchange in accordance with this Article 2, certificates representing the shares of FirstMerit Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article 2 in exchange for outstanding shares of CoBancorp Common Stock.

                  2.5.2. As promptly as practicable after the Effective Date, FirstMerit shall send or cause to be sent to each former holder of record of shares (other than Cash Election Shares, Treasury Shares or Dissenting Shares) of CoBancorp Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's CoBancorp Certificates for the consideration set forth in this Article 2. FirstMerit shall cause the New Certificates into which shares of a shareholder's CoBancorp Common Stock are converted on the Effective Date and/or any check in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of CoBancorp Certificates representing such shares of CoBancorp Common Stock (or indemnity reasonably satisfactory to FirstMerit and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid pursuant to this Article 2 upon such delivery.

                  2.5.3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CoBancorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  2.5.4. No dividends or other distributions with respect to FirstMerit Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered

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CoBancorp Certificate representing shares of CoBancorp Common Stock converted in the Merger into shares of such FirstMerit Stock until the holder thereof shall surrender such CoBancorp Certificate in accordance with this Article 2. After the surrender of a CoBancorp Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FirstMerit Stock represented by such CoBancorp Certificate.

                  2.5.5. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CoBancorp for twelve months after the Effective Time shall be paid to FirstMerit by the Exchange Agent. Any shareholders of CoBancorp who have not theretofore complied with this Article 2 shall thereafter look only to FirstMerit for payment of the shares of FirstMerit Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FirstMerit Stock deliverable in respect of each share of CoBancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         2.6. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of record of the CoBancorp Common Stock as of the date fixed for the determination of shareholders of CoBancorp entitled to notice of the CoBancorp Meeting (as defined below), and who shall have filed with CoBancorp, not later than ten (10) days after such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Agreement, and who comply with all of the relevant provisions of such Section (the "Dissenting Shares"), shall cease at the Effective Time to have any of the rights of a shareholder in respect of such shares, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the OGCL), and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of CoBancorp Common Stock who after the Effective Time (i) surrenders his certificates representing shares of CoBancorp Common Stock for exchange pursuant to Section 2.3 hereof, or
(ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of CoBancorp Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without any interest thereon, as provided in Section 2.3.

         CoBancorp shall give FirstMerit (i) prompt notice of any written demands for payment for any CoBancorp Common Stock under Section 1701.85 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by CoBancorp relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. CoBancorp shall not, except with the prior written consent of the FirstMerit, voluntarily make any payment with respect to any demands for payment for CoBancorp Common Stock under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.



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         2.7. ANTI-DILUTION PROVISIONS. In the event FirstMerit changes (or establishes a record date for changing) the number of shares of FirstMerit Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FirstMerit Common Stock and the record date therefor shall be prior to the Effective Date, or exchanges FirstMerit Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Exchange Ratio shall be proportionately adjusted.

         2.8. TREASURY SHARES. Each of the shares of CoBancorp Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         2.9. STOCK OPTIONS. The CoBancorp Disclosure Letter (as hereinafter defined) sets forth a list of each stock option outstanding on the date of this Agreement (collectively, the "CoBancorp Stock Options"), to purchase Common Stock heretofore granted pursuant to the CoBancorp option plans. Without the written consent of FirstMerit, no additional CoBancorp Stock Options shall, after the date of this Agreement, be granted. Each stock option to purchase CoBancorp Common Stock not exercised prior to the Effective Date shall on or immediately before the Effective Date pursuant to the terms of the plan, be cashed out at a price equal to the difference between the option exercise price and the Per Share Cash Consideration. CoBancorp will provide FirstMerit for FirstMerit's review and approval (which approval will not be unreasonably withheld) at least seven days prior to the Effective Date, a list of the options to be cashed out, including information detailing the option, option exercise price, total to be paid and the person to receive the payment.

                 3. REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT

         FirstMerit hereby represents and warrants to CoBancorp that:

         3.1. CORPORATE ORGANIZATION. FirstMerit is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on FirstMerit. FirstMerit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FirstMerit has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         3.2. AUTHORITY. FirstMerit has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of the applicable Regulatory Authorities (as defined hereinafter), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of FirstMerit, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of FirstMerit are necessary to authorize this Agreement or to consummate the transactions

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so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, FirstMerit, enforceable against FirstMerit in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3. CAPITALIZATION. The authorized capital stock of FirstMerit consists of 80,000,000 shares of FirstMerit Common Stock and 7,000,000 shares of preferred stock. As of September 30, 1997, (i) 62,093,698 shares of FirstMerit Common Stock (excluding 5,895,322 treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any shareholder of FirstMerit, and (ii) no shares of preferred stock were issued and outstanding. Since September 30, 1997 and through the date of this Agreement, FirstMerit has not issued any additional shares of FirstMerit Common Stock or preferred stock other than pursuant to the exercise of employee stock purchase rights or stock options under FirstMerit Option Plans (as hereinafter defined) outstanding on September 30, 1997. Except as contemplated by this Agreement, the FirstMerit Rights Plan (as hereinafter defined) or in the FirstMerit Disclosure Letter (which is a letter attached hereto as Exhibit 3.3, dated the date of this Agreement, from FirstMerit to CoBancorp, such letter being identified by CoBancorp executing a copy thereof), as of the date of this Agreement, there are no shares of capital stock of FirstMerit authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of FirstMerit obligating, or which may obligate, FirstMerit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FirstMerit or obligating, or which may obligate, FirstMerit to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the FirstMerit Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which FirstMerit or any FirstMerit Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of FirstMerit. All of the shares of FirstMerit Common Stock issuable in exchange for the CoBancorp Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. FirstMerit has reserved for issuance the number of shares of FirstMerit Common Stock necessary to satisfy FirstMerit's obligations under Section 2.1.

         3.4. SUBSIDIARIES. The FirstMerit Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each banking, and each other significant subsidiary of FirstMerit (collectively, the "FirstMerit Subsidiaries"). Except as set forth in the FirstMerit Disclosure Letter, each of the FirstMerit Subsidiaries is a bank, or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so


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qualified would not have a Material Adverse Effect on FirstMerit. Each of the
FirstMerit Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.

         Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each FirstMerit Subsidiary are owned by FirstMerit or another FirstMerit Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, neither FirstMerit nor any FirstMerit Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any FirstMerit Subsidiary obligating, or which may obligate, any FirstMerit Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any FirstMerit Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         3.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in the registration statement to be filed with the Securities and Exchange Commission (the "Commission") by FirstMerit on Form S-4 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering the shares of FirstMerit Common Stock to be issued in the Merger (the "Registration Statement") will, at the time it becomes effective and at the time of the CoBancorp Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any prospectus/proxy statement or information statement or notice of FirstMerit and CoBancorp, or any amendments or supplements thereto, required to be mailed to CoBancorp's shareholders in connection with the Merger (the "Proxy" or "Proxy Statement") will, at the time of the mailing of the Proxy Statement, and at the time of the CoBancorp Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CoBancorp Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

         (b) All documents that FirstMerit is responsible for filing with any Governmental Entity (as hereafter defined) will comply as to form in all material respects with applicable law. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

         3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the FirstMerit Disclosure Letter, neither the execution and delivery of this Agreement by FirstMerit, nor the consummation by FirstMerit of the transactions contemplated hereby, nor compliance by FirstMerit with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FirstMerit or any of the FirstMerit Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstMerit or any FirstMerit Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FirstMerit or any FirstMerit Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"), (v) filings with, and approval by, the Office of the Comptroller of the Currency (the "OCC"), (vi) filings with, and approval by, the Office of Thrift Supervision ("OTS"), (vii) filings with, and approval by, the Ohio Division of Financial Institutions ("Division"), (viii) filings and approvals pursuant to any applicable state takeover laws ("State Takeover Approvals"), (ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on FirstMerit nor restrict FirstMerit's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         3.7. REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1996, FirstMerit has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "FirstMerit Reports"). FirstMerit has previously made available or furnished, or, with respect to the FirstMerit Reports filed after the date of this Agreement, will promptly furnish, CoBancorp with true and complete copies of each of the FirstMerit Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the FirstMerit Reports complied, or, with respect to FirstMerit Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission and did not contain, or, with respect to FirstMerit Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of FirstMerit included in the FirstMerit Reports (the "FirstMerit Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FirstMerit and the FirstMerit Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         3.8. TAXES. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have prepared in good faith and duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns or reports. There are no liens for federal, state, local or foreign taxes upon the assets of FirstMerit or of any FirstMerit Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any of the FirstMerit Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by FirstMerit or any of the FirstMerit Subsidiaries in respect of any material deficiencies for any tax, assessment or government charges.

         3.9. EMPLOYEE PLANS. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of FirstMerit or FirstMerit Subsidiaries, whether or not described in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are identified in the FirstMerit Disclosure Letter ("FirstMerit Employee Plans"). All of the FirstMerit employee plans have been maintained, operated and administered in substantial compliance with their terms, and FirstMerit, all of the FirstMerit Subsidiaries and all of the FirstMerit Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. FirstMerit has previously delivered or made available to CoBancorp copies of all FirstMerit Employee Plans, in each case as in effect on the date of this Agreement.

         3.10. MATERIAL CONTRACTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in the FirstMerit Reports, neither FirstMerit nor any FirstMerit Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of FirstMerit, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of FirstMerit, (c) any material agreement, indenture or other instrument not specifically disclosed in the FirstMerit Financial Statements relating to the borrowing of money by FirstMerit or the guarantee by FirstMerit of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FirstMerit with the Commission as of the date of this Agreement (the "FirstMerit Contracts"). Neither FirstMerit nor any FirstMerit Subsidiary is in default under any FirstMerit Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, since December 31, 1996 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of FirstMerit and the FirstMerit Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on FirstMerit.

         3.12. LITIGATION. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of FirstMerit, threatened against or affecting FirstMerit or any FirstMerit Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on FirstMerit, nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator, outstanding against FirstMerit or any FirstMerit Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, the businesses of FirstMerit and the FirstMerit Subsidiaries are not being conducted, and have not been conducted since December 31, 1996, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, no investigation or review by any Governmental Entity with respect to FirstMerit or any of the FirstMerit Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FirstMerit, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on FirstMerit.

         3.14. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any FirstMerit Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FirstMerit been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the FirstMerit Disclosure Letter, there are no (i) material violations or (ii) violations with respect to which refunds or restitutions which are material in amount to FirstMerit and the FirstMerit Subsidiaries taken as a whole may be required, cited in any compliance report to FirstMerit or any FirstMerit Subsidiary as a result of an examination by any bank regulatory authority.

         3.15. FIRSTMERIT OWNERSHIP OF STOCK. Except as disclosed in the FirstMerit Disclosure Letter, and except pursuant to Stock Purchase Option dated November 3, 1997 (the "CoBancorp Stock Purchase Option"), a copy of which is attached hereto as Exhibit 3.15, neither FirstMerit nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of CoBancorp Common Stock (other than shares of CoBancorp Common Stock held in a fiduciary, trust, custodial or agency capacity by a bank or trust subsidiary of FirstMerit) which in the aggregate, represent 1% or more of the outstanding shares of CoBancorp Common Stock.

         3.16. FEES. Except for the fees paid and payable to Goldman, Sachs & Co., neither FirstMerit nor any FirstMerit Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.17. FIRSTMERIT ACTION. The Board of Directors of FirstMerit (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of FirstMerit and its shareholders, (ii) authorized and approved this Agreement and the Stock Purchase Option, and the transactions contemplated hereby and thereby, including the Merger, and (iii) authorized and approved the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and acquisition of shares of FirstMerit Common Stock by the holders of CoBancorp Common Stock pursuant to this Agreement.

         3.18. RIGHTS AGREEMENT. No person will become an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" will occur under the Shareholder Rights Agreement, as amended and restated, dated July 18, 1996, between FirstMerit and FMBank, as rights agent (the "FirstMerit Rights Plan"), and no holder of rights issued under the FirstMerit Rights Plan shall have any rights under the FirstMerit Rights Plan as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger. No amendments have been made prior to the date of this Agreement to the FirstMerit Rights Plan except as specifically referred to in this Section.

         3.19. ENVIRONMENTAL MATTERS. Except as set forth in the FirstMerit Disclosure Letter, to the best of FirstMerit's knowledge: (i) neither FirstMerit nor any of the FirstMerit Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstMerit; and (ii) none of the Loan Portfolio Properties and Other Properties Owned (as hereinafter defined) by FirstMerit or any of the FirstMerit Subsidiaries has been since such properties have been owned, operated or managed by FirstMerit or any of the FirstMerit Subsidiaries is in violation of under any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of FirstMerit's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by FirstMerit or the FirstMerit Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

           4.0  REPRESENTATIONS AND WARRANTIES OF COBANCORP

         CoBancorp hereby represents and warrants to FirstMerit that:

         4.1. CORPORATE ORGANIZATION. CoBancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CoBancorp. CoBancorp is registered as a bank holding company under the BHCA. CoBancorp has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. CoBancorp has delivered to FirstMerit as attachments to the CoBancorp Disclosure Letter true and complete copies of its Articles of Incorporation, as amended, and its Code of Regulations, as amended (the "Corporate Governance Documents") as currently in effect.

         4.2. AUTHORITY. CoBancorp has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of CoBancorp's shareholders and the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of CoBancorp and no other corporate proceedings on the part of CoBancorp are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for approval by the shareholders of CoBancorp as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, CoBancorp, enforceable against CoBancorp in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 18(b) or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation.

         4.3. CAPITALIZATION. The authorized capital stock of CoBancorp consists of 5,000,000 shares of CoBancorp Common Stock and no shares of serial preferred stock. As of the date of this Agreement, (i) 3,453,824 shares of CoBancorp Common Stock (with no treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any CoBancorp shareholder. As of the date of this Agreement, there were outstanding CoBancorp Stock Options to purchase 129,044 shares of CoBancorp Common Stock, all of which are currently exercisable. Except as contemplated by this Agreement, the CoBancorp Stock Purchase Option or in the CoBancorp Disclosure Letter (which is a letter attached hereto as Exhibit 4.3, dated the date of this Agreement, from CoBancorp to FirstMerit, such letter being identified by FirstMerit executing a copy thereof), there are no shares of capital stock of CoBancorp authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of CoBancorp obligating, or which may obligate, CoBancorp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CoBancorp or obligating, or which may obligate, CoBancorp to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the CoBancorp Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which CoBancorp or any CoBancorp Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of CoBancorp.

         4.4. SUBSIDIARIES. The CoBancorp Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each subsidiary of CoBancorp (collectively, the "CoBancorp Subsidiaries") and the authorized capital stock of each CoBancorp Subsidiary. Except as set forth in the CoBancorp Disclosure Letter, each of the CoBancorp Subsidiaries is a bank, savings association or a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CoBancorp. Each of the CoBancorp Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. CoBancorp has delivered to FirstMerit as attachments to the CoBancorp Disclosure Letter true and complete copies of the CoBancorp Subsidiaries' articles of incorporation and code of regulations (constitution or bylaws), each as currently in effect.

         Except as set forth in the CoBancorp Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each CoBancorp Subsidiary are owned by CoBancorp or another CoBancorp Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the CoBancorp Disclosure Letter, as of the date of this Agreement, neither CoBancorp nor any CoBancorp Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any CoBancorp Subsidiary obligating, or which may obligate, any CoBancorp Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any CoBancorp Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         4.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided by CoBancorp for inclusion in the Registration Statement will, at the time it becomes effective and at the time of the CoBancorp Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided in writing by CoBancorp for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, and at the time of the CoBancorp Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CoBancorp Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

         (b) All documents that CoBancorp is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided by CoBancorp for inclusion in any document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

         4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in the CoBancorp Disclosure Letter, neither the execution and delivery of this Agreement by CoBancorp, nor the consummation by CoBancorp of the transactions contemplated hereby, nor compliance by CoBancorp with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CoBancorp or any of the CoBancorp Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CoBancorp or any CoBancorp Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, that are set forth in the CoBancorp Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on CoBancorp, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CoBancorp or any CoBancorp Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on CoBancorp, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing certificates of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OCC, (vi) filings with, and approval by, the OTS, (vii) filings with, and approval by the Division, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on CoBancorp nor restrict CoBancorp's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         4.7. REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1993, CoBancorp has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "CoBancorp Reports"). CoBancorp has previously made available or furnished, or, with respect to CoBancorp Reports filed after the date of this Agreement, will promptly furnish, FirstMerit with true and complete copies of each of the CoBancorp Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), and except as stated in the CoBancorp Disclosure Letter, the CoBancorp Reports complied, or, with respect to CoBancorp Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission, and did not contain, or, with respect to CoBancorp Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CoBancorp included in the CoBancorp Reports (the "CoBancorp Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of CoBancorp and the CoBancorp Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         4.8. TAXES. Except as set forth in the CoBancorp Disclosure Letter, CoBancorp and each CoBancorp Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on CoBancorp. Except as set forth in the CoBancorp Disclosure Letter, CoBancorp and each CoBancorp Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns and reports. The CoBancorp Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to CoBancorp and each CoBancorp Subsidiary: (i) the most recent tax year through which the Internal Revenue Service ("IRS") has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as set forth in the CoBancorp Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of CoBancorp or of any CoBancorp Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in the CoBancorp Disclosure Letter, neither CoBancorp nor any of the CoBancorp Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by CoBancorp or any of the CoBancorp Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges. After the date of this Agreement, CoBancorp will promptly notify FirstMerit of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to CoBancorp and its subsidiaries taken as a whole, and (ii) the receipt by CoBancorp or the CoBancorp Subsidiaries of any such deficiency notices or reports in respect of any material deficiencies.

         4.9. EMPLOYEE PLANS, EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of CoBancorp or the CoBancorp Subsidiaries, whether or not described in Section 3(3) of ERISA ("CoBancorp Employee Plans"), are identified in the CoBancorp Disclosure Letter. CoBancorp has previously delivered or made available to FirstMerit copies of all CoBancorp Employee Plans, in each case as in effect on the date of this Agreement.

         All of CoBancorp Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and CoBancorp, all of the CoBancorp Subsidiaries and all of the CoBancorp Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. With respect to each CoBancorp Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except as set forth in the CoBancorp Disclosure Letter each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under
Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as set forth in the CoBancorp Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. With respect to any qualified benefit plan which purports to be an employees stock ownership plan (as defined in Section 4975(e)(7) of the Code) (an "ESOP Qualified Benefit Plan"), such ESOP Qualified Benefit Plan satisfies the requirements of Section 4975(e)(7) of the Code and is in material compliance with the applicable qualification requirements of Section 409 of the Code. The capital stock of CoBancorp acquired by the ESOP Qualified Benefit Plan meets the definition of "employer securities" set forth in Sections 409(l) and 4975 of the Code.

         Except as set forth in the CoBancorp Disclosure Letter, no CoBancorp Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of CoBancorp or any CoBancorp Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

         Except as set forth in the CoBancorp Disclosure Letter, all employees of CoBancorp and the CoBancorp Subsidiaries are "at will" and there are no employment, consulting or like agreements, written or oral, expressed or implied.

         4.10. MATERIAL CONTRACTS. Except as set forth in the CoBancorp Disclosure Letter or disclosed in the CoBancorp Reports, neither CoBancorp nor any CoBancorp Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of CoBancorp, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of CoBancorp, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (d) any material agreement, indenture or other instrument not specifically disclosed in the CoBancorp Financial Statements relating to the borrowing of money by CoBancorp or the guarantee by CoBancorp of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (e) any agreement, arrangement or commitment with or to a labor union or (f) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by CoBancorp with the Commission (the agreements and other documents referred to in clauses
(a) through (e) of this sentence, collectively, the "CoBancorp Contracts"). Except as stated in the CoBancorp Disclosure Letter, neither CoBancorp nor any CoBancorp Subsidiary is in default under any CoBancorp Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CoBancorp, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the CoBancorp Disclosure Letter or disclosed in CoBancorp Reports filed by CoBancorp with the Commission prior to the date of this Agreement, since December 31, 1993 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of CoBancorp and the CoBancorp Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on CoBancorp.

         4.12. LITIGATION. Except as disclosed in the CoBancorp Disclosure Letter or in CoBancorp Reports filed by the CoBancorp with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of CoBancorp, threatened against or affecting CoBancorp or any CoBancorp Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on CoBancorp, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against CoBancorp or any CoBancorp Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the CoBancorp Disclosure Letter or in CoBancorp Reports filed by CoBancorp with the Commission prior to the date of this Agreement, the businesses of CoBancorp and the CoBancorp Subsidiaries are not being conducted, and have not been conducted since December 31, 1993, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of CoBancorp Subsidiaries that are savings and loans or thrifts, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CoBancorp. Except as set forth in the CoBancorp Disclosure Letter, no investigation or review by any Governmental Entity with respect to CoBancorp or any of the CoBancorp Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of CoBancorp, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on CoBancorp.

         4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as disclosed in the CoBancorp Disclosure Letter, neither CoBancorp nor any CoBancorp Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has CoBancorp been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in CoBancorp Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to CoBancorp and the CoBancorp Subsidiaries taken as a whole may be required, cited in any compliance report to CoBancorp or any CoBancorp Subsidiary as a result of an examination by any regulatory authority.

         4.15. COBANCORP OWNERSHIP OF STOCK. Except as disclosed in CoBancorp Disclosure Letter, as of the date of this Agreement, neither CoBancorp nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns directly or indirectly, or
(ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of FirstMerit Common Stock (other than shares of FirstMerit Common Stock held in a fiduciary, trust, custodial or agency capacity by a subsidiary of CoBancorp) which in the aggregate, represent 1% or more of the outstanding shares of FirstMerit Common Stock.

         4.16. FEES. Except for fees paid and payable to Hovde Financial, Inc. ("Hovde"), neither CoBancorp nor any CoBancorp Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         4.17. COBANCORP ACTION. The Board of Directors of CoBancorp (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of CoBancorp and its shareholders,
(ii) authorized and approved this Agreement, the CoBancorp Stock Purchase Option and the transactions contemplated hereby and thereby, including the Merger,
(iii) directed that the Merger be submitted for consideration by CoBancorp's shareholders entitled to vote thereon at the CoBancorp Meeting, and (iv) authorized and approved the CoBancorp Stock Purchase Option and the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and the acquisition by FirstMerit of shares of CoBancorp Common Stock pursuant to the Merger, the CoBancorp Stock Purchase Option or any of the transactions contemplated by this Agreement or the CoBancorp Stock Purchase Option. Hovde, CoBancorp's financial advisor, has provided the Board of Directors of CoBancorp with its opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the shareholders of CoBancorp.

         4.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of CoBancorp Common Stock entitled to vote thereon is the only vote of the holders of any class or series of CoBancorp capital stock necessary to approve this Agreement and the transactions contemplated hereby, unless FirstMerit has exercised its rights to acquire the CoBancorp Common Stock under the CoBancorp Stock Purchase Option.

         4.19. CONDUCT OF COBANCORP TO DATE. Except as disclosed in CoBancorp Disclosure Letter and in CoBancorp Reports filed with the Commission prior to the date of this Agreement, from and after December 31, 1996, to the date of this Agreement: (a) CoBancorp and the CoBancorp Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) CoBancorp has not issued or sold any of its capital stock (except shares of CoBancorp Common Stock issued upon exercise of employee stock options outstanding on or before December 31, 1996), or any corporate debt securities which would be classified as long-term debt on the balance sheets of CoBancorp, (c) CoBancorp has not granted any option for the purchase of its capital stock (other than pursuant to the CoBancorp Stock Purchase Option), effected any stock split, or otherwise changed its authorized capitalization,
(d) CoBancorp has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends (based upon historic precedent), (e) CoBancorp has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of CoBancorp, (f) neither CoBancorp nor any CoBancorp Subsidiary has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by any CoBancorp Subsidiary, (ii) branch offices of any CoBancorp Subsidiary, (iii) assets constituting any other line of business, or
(iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither CoBancorp nor any CoBancorp Subsidiary has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither CoBancorp nor any CoBancorp Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any CoBancorp Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing, (i) neither CoBancorp nor any CoBancorp Subsidiary, has entered into any material transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of CoBancorp or any CoBancorp Subsidiary, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of CoBancorp or any CoBancorp Subsidiary, and (j) no CoBancorp Subsidiary has entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of such Subsidiary or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of such Subsidiary.

         4.20. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.;

         the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C.
         Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Loan Portfolio Properties and Other Properties Owned" means those properties owned, operated or managed (including those held in trust) by CoBancorp, as the case may be, or any of their subsidiaries.

Except as set forth in CoBancorp Disclosure Letter, to the best of CoBancorp's knowledge: (i) neither CoBancorp nor any of the CoBancorp Subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CoBancorp; and (ii) none of the Loan Portfolio Properties and Other Properties Owned by CoBancorp or any of the CoBancorp Subsidiaries has been since such properties have been owned, operated or managed by CoBancorp or any of the CoBancorp Subsidiaries, is in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CoBancorp. Except as set forth in CoBancorp Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of CoBancorp's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by CoBancorp or the CoBancorp Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

                                  5. COVENANTS

         5.1. ACQUISITION PROPOSALS AND NEGOTIATIONS. Each of CoBancorp and the CoBancorp Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, CoBancorp or any of the CoBancorp Subsidiaries (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this Section shall prohibit:

                  (i) CoBancorp or any CoBancorp Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that,

                           (a) the Board of Directors of CoBancorp, after
consultation with and based upon the written opinion of Silver, Freedman & Taff, L.L.P. determines in good faith that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby, and

                           (b) prior to furnishing such information to, or
entering into discussions or negotiations with, such person or entity, CoBancorp provides immediate written notice to FirstMerit at least two business days prior to furnishing information to, or entering into discussions or negotiations with, such a person or entity, or

                  (ii) the Board of Directors of CoBancorp from failing to make, withdrawing or modifying its recommendation referred to in Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of CoBancorp, after consultation with and based upon the written opinion of Silver, Freedman & Taff, L.L.P. determines in good faith that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby.

         In the event CoBancorp or any officer, director or representative thereof receives any contact, either oral or written, from a third party or its representative regarding an Acquisition Transaction or any matter directly or indirectly related thereto after the date of this Agreement, CoBancorp shall immediately notify FirstMerit of such contact, and provide such information requested by FirstMerit, including but not limited to the name of the party or parties, and all details related thereto. CoBancorp shall have a continuing obligation to provide information to FirstMerit regarding any additional or continuing contacts. Any writings received by CoBancorp or any officer, director or representative thereof, shall be immediately provided to FirstMerit, regardless of such writing being marked confidential or otherwise.

         In the event CoBancorp receives an opinion from Silver, Freedman & Taff, L.L.P. pursuant to this Section 5.1, CoBancorp shall immediately provide a copy of such opinion to FirstMerit.

         5.2. INTERIM OPERATIONS OF COBANCORP. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in CoBancorp Disclosure Letter, or as otherwise approved in writing by FirstMerit (which shall not be unreasonably withheld):

                  5.2.1. CONDUCT OF BUSINESS. CoBancorp shall, and shall cause each of the CoBancorp Subsidiaries to, conduct their respective businesses only in, and not take any action except in the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). CoBancorp shall use all diligent efforts to (i) maintain and preserve intact the business organization of CoBancorp and each of the CoBancorp Subsidiaries, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with CoBancorp or the CoBancorp Subsidiaries, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear,
(iv) attempt to resolve such loans which FirstMerit has identified in writing to CoBancorp as "troubled," in a workout arrangement which conditions and terms shall be satisfactory to CoBancorp and FirstMerit, (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, provided however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is canceled or not renewable at its expiration at current or standard rates, CoBancorp shall consult with FirstMerit in order to determine whether to exercise its right to extend the discovery period and in evaluating available alternatives to replace the current insurance, (vi) perform in all material respects all obligations required to be performed by each of CoBancorp and each of the CoBancorp Subsidiaries under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vii) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

                  5.2.2. NEGATIVE COVENANTS. CoBancorp shall not and shall not permit any of the CoBancorp Subsidiaries to make any change or amendment to, or to repeal, their respective articles of incorporation or codes of regulations (or comparable governing instruments). Neither CoBancorp nor any CoBancorp Subsidiary shall after the date of this Agreement enter into any loan or credit commitment (including standby letters of credit) to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, any person or entity if such loan, commitment or investment, would exceed $375,000 as a residential loan or investment, or $750,000 as a commercial loan, without first consulting with FirstMerit; provided, however, that nothing in this paragraph shall prohibit CoBancorp or any CoBancorp Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Neither CoBancorp nor any CoBancorp Subsidiary shall after the date of this Agreement enter into any participatory agreements, loans, commitments or investments involving collateral outside of Ohio, without first consulting with FirstMerit, except that the following are excluded from this restriction: (i) Small Business Association loans, (ii) agency rated asset backed securities, and (iii) government obligations of the United States of America, or a state or municipality within the United States of America.

                  Neither CoBancorp nor any CoBancorp Subsidiary shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of any CoBancorp Subsidiary, or (ii) any of its material properties or assets. Neither CoBancorp nor any CoBancorp Subsidiary shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither CoBancorp nor any CoBancorp Subsidiary shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to CoBancorp and the CoBancorp Subsidiaries taken as a whole.

                  5.2.3. CAPITAL STOCK. CoBancorp shall not, and shall not permit any of the CoBancorp Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to CoBancorp Stock Options outstanding on the date of this Agreement, the CoBancorp Inc. Dividend Reinvestment Plan ("DRIP") or the exercise by FirstMerit of its rights under the CoBancorp Stock Purchase Option) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither CoBancorp nor any CoBancorp Subsidiary shall acquire beneficial ownership of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

                  5.2.4. DIVIDENDS. CoBancorp shall not and shall not permit any of the CoBancorp Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) CoBancorp's regular quarterly cash dividends in the amount (subject to the next paragraph) of $.22 per share (to the extent legally permitted), and (b) dividends paid (to the extent legally permitted) by any CoBancorp Subsidiary to another CoBancorp Subsidiary or CoBancorp with respect to such CoBancorp Subsidiary's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, CoBancorp shall not, without the prior written consent of FirstMerit, make any changes in its practice of setting dividend record or dividend payment dates.

                  The parties agree to consult with respect to the last quarterly dividend of CoBancorp payable prior to the Effective Time with the object of assuring that the shareholders of CoBancorp receive an equitable dividend distribution, taking into consideration the record and payment dates of the last CoBancorp dividend distribution and the first FirstMerit dividend distribution following the Merger. It is the intent of the parties that in the event that the Effective Date will occur shortly after the record date for the FirstMerit dividend, that the last CoBancorp dividend to be paid prior to such time, will be grossed-up on an equitable basis so that the CoBancorp shareholders receive the economic benefit of such dividend.

                  5.2.5.  EMPLOYEE PLANS, COMPENSATION AND BONUSES; ESOP.

                  (a) Except as is necessary to comply with the Code or as contemplated in this Agreement, CoBancorp shall not, and shall not permit any of CoBancorp Subsidiaries to: adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of CoBancorp or any CoBancorp Subsidiary; increase the compensation or fringe benefits of any present or former director, officer or employee, including the Senior Officers (as hereinafter defined); pay any bonus, compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock rights); take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  Notwithstanding the restrictions contained in this Section, CoBancorp or the CoBancorp Subsidiaries may grant individual annual increases to the non-Senior Officer employees in accordance with past practices up to a total of 4% of the total annual compensation of all employees, excluding from such total the aggregate of the compensation for the employees of CoBancorp and of the CoBancorp Subsidiaries who are parties to an Employment Agreement (as defined below) (the "Senior Officers").

                  John S. Kreighbaum will be entitled to purchase at the Effective Time, the life insurance policy held by CoBancorp on his life, in consideration for the payment of the then current cash surrender value of such insurance.

                    CoBancorp may grant individual annual increases to the Senior Officer employees in accordance with past practices up to an aggregate amount of $50,000; and may pay bonuses to the eight executive employees, including Senior Officers, but only to the extent the aggregate of such bonuses does not exceed $200,000.

                  (b) CoBancorp represents there is no existing loan under the CoBancorp Inc. Employee Stock Ownership Plan ("ESOP"). CoBancorp shall develop a written description and timetable which shall be provided to and approved by FirstMerit and its counsel, setting forth all actions necessary to: (i) terminate the ESOP; and (ii) submit the ESOP to the IRS for a determination letter that the ESOP, as terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code.

                  Upon development and approval by FirstMerit of said written description and timetable, CoBancorp shall take such actions as described therein as are approved by FirstMerit. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of FirstMerit, which shall not be unreasonably withheld. The manner of distribution and the rights of participants to roll-over said distributions shall be in accordance with the ESOP terms, and the laws and regulations dealing therewith.

                  In connection with the development of the written description and timetables referred to above and resolution of the ESOP, the parties intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time.

                  The parties further agree that counsel selected by CoBancorp shall be responsible, before and after the Effective Time, both for securing a determination letter from the IRS that the CoBancorp ESOP, is tax-qualified for periods through its termination date and a determination letter or other acceptable IRS approval effectuating the purposes of this paragraph, all subject to the prior review and approval (which approval will not be unreasonably withheld) of FirstMerit and its counsel of the filings with the IRS and notice and opportunity to comment by FirstMerit with respect to any other actions; provided that after the Effective Time FirstMerit may remove such counsel if such counsel fails to carry out the directions of the parties in interest.

                  CoBancorp may at any time prior to the Effective Time make amendments to the ESOP to assure that all ESOP benefits shall be fully vested in the ESOP participants.

                  5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

                  (a) Notwithstanding that CoBancorp believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, CoBancorp recognizes that FirstMerit has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses), subject to applicable laws, regulations, and the requirements of Governmental Entities and generally accepted accounting principles. From and after the date of this Agreement to the Effective Time, CoBancorp and FirstMerit shall consult and cooperate with each other with respect to conforming, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, CoBancorp's loan, accrual and reserve policies to those policies of FirstMerit.

                  (b) In addition, from and after the date of this Agreement to the Effective Time, CoBancorp and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, restructuring costs, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Surviving Corporation's business plan following the Merger.

                  (c) CoBancorp and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

                  (d) At the request of FirstMerit, and in an amount and on a basis satisfactory to CoBancorp, CoBancorp shall promptly establish and take such reserves and accruals as FirstMerit shall request to conform, on a mutually satisfactory basis, CoBancorp's loan, accrual and reserve policies to FirstMerit's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that it is the objective of FirstMerit and CoBancorp that such reserves, accruals and charges be taken on or before the Effective Time, but in no event later than immediately prior to the Closing; and provided, further, that CoBancorp shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) FirstMerit specifies its request in a writing delivered to CoBancorp, (ii) all conditions to the obligations of CoBancorp and FirstMerit to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (iii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of Governmental Entities.

         5.3. INTERIM OPERATIONS OF FIRSTMERIT. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by CoBancorp (which shall not be unreasonably withheld) FirstMerit shall, and shall cause each of the FirstMerit Subsidiaries to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.

         5.4.     EMPLOYMENT MATTERS.

         (a) As of the Effective Time, CoBancorp will pay the financial obligations of CoBancorp and the CoBancorp Subsidiaries, as applicable, with regard to the employment and severance agreements with John S. Kreighbaum, Timothy W. Esson and James R. Byden, as amended on or before the Effective Time, as summarized and listed on Exhibit 5.4(a) ("Employment Agreements" or "Employment Agreement"), and FirstMerit will assume and pay, to the extent such obligations can be assumed or benefits thereunder provided as a matter of law, but conditional upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment. FirstMerit acknowledges that the consummation of the Merger will constitute a change in status for the Senior Officers entitling each of them to terminate his employment for good reason under his Employment Agreement. The parties listed herein will not be provided any separation benefits under Section 5.4(b) or (c).

         (b) FirstMerit agrees to pay as separation monies to employees of CoBancorp listed on Exhibit 5.4(b), and in the amounts listed thereon. An amount will not be paid if the employee voluntarily terminates his employment without good reason prior to the expiration of six months after the Effective Time. Any payment due hereunder is conditioned upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment. The parties listed herein will not be provided any separation benefits under Section 5.4.

         (c) FirstMerit agrees to pay as separation monies to employees of CoBancorp and the CoBancorp Subsidiaries, other than the persons with Employment Agreements or covered in Section 5.4(a) or (b), in consideration for a standard release of FirstMerit regarding matters related to employment and termination of employment, who either at Closing do not become employees of FirstMerit or its Subsidiaries or to persons who become employees of FirstMerit or its Subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause). The separation monies will be calculated as indicated on Exhibit 5.4(c). Such employees will also be entitled to any other benefits, if any, required by law.

         FirstMerit is not required to hire any employees of CoBancorp or the CoBancorp Subsidiaries, but may if it so desires. All persons employed by FirstMerit and its Subsidiaries as of the Effective Time will remain "at will" employees, meaning that their employment can be terminated for any or no reason. Notwithstanding anything contained herein to the contrary, no third party shall have a right to enforce the provisions of this Section 5.4(b) or assert any claim hereunder.

         (d) Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of CoBancorp and the CoBancorp Subsidiaries, and who become employees of FirstMerit and/or its subsidiaries, are as follows:

                  (i) Defined Benefit Retirement and Pension Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit will either (a) cause the merger of the CoBancorp pension plan into the FirstMerit defined benefit plan, in which case (i) each CoBancorp employee shall be credited with the service for eligibility and vesting purposes (but not for benefit accrual purposes) with which he was credited under the CoBancorp pension plan as of the date of such merger, (ii) each participant in the CoBancorp pension plan shall be entitled to his benefit accrued under the CoBancorp plan as of the date of such merger, but only to the extent such participant is otherwise eligible therefor under the terms of the FirstMerit defined benefit plan, and (iii) each CoBancorp employee who satisfies the age and service eligibility requirements of the FirstMerit defined benefit plan (including the past service credit referred to in (i) above) shall be eligible to participate in the FirstMerit defined benefit plan and accrue benefits thereunder on and after the date of such merger in accordance with the provisions thereof; or (b) terminate the CoBancorp pension plan and provide benefits in accordance with the terms thereof, and extend the FirstMerit defined benefit plan to CoBancorp employees as of the effective date of the CoBancorp pension plan termination, in which case such CoBancorp employees shall be credited with service for eligibility and vesting purposes (but not for benefit accrual purposes) under the FirstMerit defined benefit plan for periods of their CoBancorp employment.

         CoBancorp may at any time prior to the Effective Time make amendments to the CoBancorp pension plan to assure that all accrued pension plan benefits shall be fully vested in the pension plan participants.

                  (ii) Savings Plans. CoBancorp does not have in effect any savings or similar type plan for its employees. FirstMerit maintains the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("FirstMerit 401K Plan"). At the Effective Time, FirstMerit will credit the CoBancorp employees who become employees of FirstMerit or any of its current Subsidiaries, for purposes of the FirstMerit 401K Plan, with all service with CoBancorp or any of the CoBancorp Subsidiaries for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

                  (iii) Health Care Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit and its Subsidiaries will provide CoBancorp and CoBancorp Subsidiaries employees hired by FirstMerit with such coverage under the FirstMerit health care plan as they then provide their employees, with all service with CoBancorp or any of the CoBancorp Subsidiaries credited for purposes of determining such employee's eligibility to participate in such plan and without any "prior existing condition" exclusion. The CoBancorp health care plans will be continued until the employees so hired can participate in the FirstMerit health care plans.

                  No benefits currently provided CoBancorp or the CoBancorp Subsidiaries employees, which exceed those provided by FirstMerit and its subsidiaries, will be grandfathered or provided, except if required by law. Other than otherwise expressly stated herein, FirstMerit shall not assume any other health care benefit plans or benefits. FirstMerit, where such right currently exists, retains the existing rights to amend or terminate any such plan which have been reserved by the plan sponsor in the plan document or otherwise.

                  (iv) SERP. CoBancorp has adopted and maintains Executive Supplemental Income Agreements ("SERPs") for a limited number of employees. The SERPs provide for (a) post retirement benefits to participants currently in retirement status, (b) pre-retirement death benefits for active employee participants and (c) post-termination benefits for active employee participants. As of September 30, 1997, CoBancorp ceased accruing additional financial obligations under the SERPs except for the actuarially calculated interest component relating to post-retirement benefits to those participants currently in pay status. Pending the Effective Time, CoBancorp shall utilize its best efforts to secure agreements from those participants currently receiving post-retirement benefits to accept a lump sum payment of the present value of their post-retirement benefits (in amounts not in excess of the accrued financial reporting obligation relating to such benefits on the books and records of CoBancorp) in full satisfaction of such benefits. CoBancorp will consult with FirstMerit and its employee benefit consultant relating to the allocation of accrued post-termination benefits to active employee participants in amounts that have been previously recorded as liabilities of CoBancorp for financial reporting purposes. Consistent with the foregoing, CoBancorp will use its diligent efforts to determine the appropriate manner in which to calculate the accrued liabilities and benefits under the SERPs, and shall consult with FirstMerit prior to taking any action which may increase the liabilities under the SERPs above amounts recorded as liabilities for financial reporting purposes. The amount of the accrued liabilities on the books and records of CoBancorp with respect to posttermination benefits for active employee participants shall be paid on or before the Effective Time to such participants in exchange for a release from each of them discharging CoBancorp, its

Subsidiaries and respective successors in interest from any and all obligations under their respective SERPs, including but not limited to, any obligation on the part of CoBancorp, its Subsidiaries or successors in interest to continue to maintain pre-retirement death benefits. In addition to the foregoing, CoBancorp or its applicable Subsidiaries shall take all appropriate action, to the extent legally permissible, to terminate all the SERPs as of the Effective Time in a manner that does not diminish vested benefits of participants thereunder.

                  (v) Directors Plan. CoBancorp has adopted and maintains the Directors Deferred Income Plan ("Directors Plan") for its directors. CoBancorp agrees that as of the date of this Agreement it will not amend or make any changes to the terms or conditions of such Directors Plan. As of the Effective Time, accruals under the Directors Plan shall cease other than earnings on account balances, participants shall be vested in their accrued benefits as of such date and FirstMerit agrees to assume the liabilities under the Directors Plan as of such date.

                  (vi) Other Benefit Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit and its Subsidiaries will provide former CoBancorp employees with such coverage under the FirstMerit benefit plans and programs as are generally provided to all employees of FirstMerit and its Subsidiaries. All service with CoBancorp or any of the CoBancorp Subsidiaries shall be credited for purposes of vesting and determining a former CoBancorp employee's eligibility to participate in such other benefit plans. No benefits currently provided CoBancorp or the CoBancorp Subsidiaries employees which exceed those provided by FirstMerit and its subsidiaries will be grandfathered or provided, except if required by law, unless otherwise specifically agreed to by FirstMerit in writing.

                  (vii) Dividend Reinvestment Plan. As of November 1, 1997, the DRIP was suspended. On or before the Effective Date, the DRIP will be terminated.

                  (viii) Restricted Stock Plan. CoBancorp has adopted and maintains the Restricted Stock Plan ("Restricted Stock Plan") for three executive officers. CoBancorp represents that as of the date of this Agreement it has issued a total of 4,500 shares of CoBancorp Common Stock under such Restricted Stock Plan, that it will not amend or make any changes to the terms or conditions of such Plan, nor will it grant any additional shares or rights under such Plan. Prior to the Effective Time, the Board of Directors of CoBancorp shall by resolution cause the immediate vesting of all outstanding shares of restricted stock under the Plan.

         5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, CoBancorp and each of the CoBancorp Subsidiaries shall afford to FirstMerit and its representatives (including, without limitation, directors, officers and employees of FirstMerit, its counsel, accountants, environmental consultants and other professionals retained by FirstMerit) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns and work papers of independent auditors), shareholder and customer information, properties, personnel and such other information and documents of CoBancorp and each of the CoBancorp Subsidiaries. FirstMerit shall have a right with the prior notice to CoBancorp to have environmental assessments conducted on any properties owned, managed or controlled by CoBancorp and the CoBancorp Subsidiaries. CoBancorp shall not be required to provide access to any such item or information if the providing of such access (i) would be reasonably likely to result in the loss or impairment of any privilege with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

         All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby which is regarded by such furnishing party as confidential will be kept confidential by such other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Nothing contained in this Section shall restrict or prohibit CoBancorp or FirstMerit from disclosing information in any document filed with the Commission, FRB, OCC, OTS, the Division and other Governmental Entities and bodies nor shall it in any way restrict FirstMerit's right to exercise the CoBancorp Stock Purchase Option, and so long as this Agreement has not been terminated pursuant to Article 7 hereof, FirstMerit may, notwithstanding this confidentiality provision, disclose such information as it deems necessary or advisable in connection with explaining or providing background information to security analysts and others concerning the transactions contemplated by this Agreement, except that any such information dealing with the areas of individual employees, their future employment, reserves established for specific loans, matters related to litigation and CoBancorp's business strategies, may only be disclosed with the prior approval of CoBancorp, which approval shall not be unreasonably withheld. It is the parties' intent to provide such analysts with accurate information regarding the transaction in a light favorable to completion of the transactions contemplated by this Agreement.

         5.6. CERTAIN FILINGS; CONSENTS AND ARRANGEMENTS. FirstMerit and CoBancorp shall (a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other Governmental Entities (the "Regulatory Authorities") as may have jurisdiction for such approvals as may be required to be obtained from such Governmental Entities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Effective Time and each FirstMerit Subsidiary or CoBancorp Subsidiary that is a bank or savings association shall also file all reports required to be filed with the FRB, the OCC, the OTS and the Division with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other party to this Agreement copies of all such applications and reports promptly after they are filed. In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party hereto promptly of the occurrence of any event which makes untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires the making of a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

         5.7. TAKEOVER STATUTES AND PROVISIONS. CoBancorp shall use its diligent efforts to (i) exempt CoBancorp, this Agreement, the CoBancorp Stock Purchase Option and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its Corporate Governance Documents, as applicable, by action of CoBancorp's Board of Directors or otherwise, and (ii) assist in any challenge by FirstMerit to the applicability to the Merger of any state takeover law.

         5.8. INDEMNIFICATION AND INSURANCE. Except as may be limited by applicable law, for a period of six years after the Effective Time, FirstMerit hereby agrees to honor the terms of the indemnification provisions of Article II, Section 6 of CoBancorp's Code of Regulations, and all such provisions of the CoBancorp Subsidiaries, copies of which are attached hereto as Exhibit 5.8, which are provided to CoBancorp's and its subsidiaries' directors, officers and employees, for matters occurring prior to the Effective Time. Moreover, indemnification of directors, officers and employees of CoBancorp and CoBancorp Subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for FirstMerit following the Closing.

         For a period of up to three years following the Effective Time, FirstMerit will maintain in effect the current insurance policies maintained by CoBancorp (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FirstMerit's obligation under this paragraph for the second and subsequent years following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost. CoBancorp shall notify FirstMerit prior to purchasing or continuing any insurance to cover the matters contained herein, provided, however, it is the intent of FirstMerit that tail coverage will be purchased if such is available. To the extent insurance is available under any of the provisions in this Section to cover such claims and costs, such insurance shall be the primary source of funding these obligations.

         FirstMerit shall assume and honor Section 6.6 regarding indemnification rights of the Agreement and Plan or Reorganization and Merger among CoBancorp, Prime Savings Bank and Jefferson Savings Bank dated August 26, 1996.

         5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take promptly, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 of this Agreement.

         If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of CoBancorp acquired or to be acquired by the Surviving Corporation, CoBancorp and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

         5.10. COMPLIANCE WITH ANTITRUST LAWS. Each of FirstMerit and CoBancorp shall use its diligent efforts to resolve such objections, if any, which may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of FirstMerit and CoBancorp shall use its diligent efforts to avoid the filing of, resist or resolve such suit. FirstMerit and CoBancorp shall use their diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

         5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in a form mutually agreed upon by the parties and thereafter, except as required by law, CoBancorp and FirstMerit shall consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

         5.12. REGISTRATION STATEMENT, PROXY STATEMENT AND COMFORT LETTERS.

         (a) FirstMerit will, as soon as practicable, prepare and file with the Commission the Registration Statement, and any required amendments thereto, will use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and will maintain the effectiveness of such Registration Statement. FirstMerit will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the FirstMerit Common Stock pursuant to the Merger. CoBancorp shall promptly furnish FirstMerit all information concerning CoBancorp, the CoBancorp Subsidiaries, and the holders of its capital stock and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

         FirstMerit, with the direct assistance of CoBancorp, will as soon as practicable prepare and file the Proxy Statement with the Commission, and take such other action so that CoBancorp may promptly after the effectiveness of the Registration Statement mail the Proxy Statement to CoBancorp's shareholders. FirstMerit and CoBancorp shall cooperate and consult with each other in the preparation of the Proxy Statement and CoBancorp shall promptly furnish FirstMerit all information concerning CoBancorp, the CoBancorp Subsidiaries, and the holders of its capital stock, and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

         (b) Each of FirstMerit and CoBancorp will cause its respective independent auditors to issue a letter addressed to both FirstMerit and CoBancorp, within three business days prior to the effectiveness of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements, inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1996, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with their respective books and records of FirstMerit and CoBancorp.

         (c) FirstMerit shall be responsible for all expenses incident to the obtaining of the requisite regulatory approvals from Governmental Entities. Without limiting the generality of the foregoing, the expenses to be assumed by FirstMerit shall include (i) all expenses for its own legal counsel and other expenses incurred by FirstMerit incident to the preparation and filing of applications on its behalf and on behalf of CoBancorp and other requests for regulatory consents and approvals with the appropriate regulatory agencies as contemplated by this Agreement; (ii) all expenses for its own legal counsel and all other expenses incurred in connection with the registration of the FirstMerit Common Stock under the federal and state securities laws and (iii) all printing and mailing expenses of the parties. The expenses to be assumed by FirstMerit shall not include any legal, accounting or other expenses incurred by CoBancorp in connection with its own corporate proceedings or incident to the transactions contemplated by this Agreement.

         5.13. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT.

         (a) Within 30 days after the date of this Agreement, each of CoBancorp and FirstMerit shall identify to the other party all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the Commission (the "Affiliates"). Thereafter and until the Effective Time, each of CoBancorp and FirstMerit shall identify to the other party each additional person whom it reasonably believes to have thereafter become its Affiliate.

         (b) Each of CoBancorp and FirstMerit shall use its diligent efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to FirstMerit not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b)-1 (in the case of Affiliates of CoBancorp) and Exhibit 5.13(b)-2 (in the case of Affiliates of FirstMerit).

         5.14. COBANCORP SHAREHOLDER MEETING. CoBancorp shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special or regular meeting of the holders of Common Stock (the "CoBancorp Meeting") as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. Subject to the fiduciary obligations and duties of the Board of Directors of CoBancorp under Ohio law and to the provisions of Section 5.1 of this Agreement, the Board of Directors of CoBancorp shall recommend that the holders of the Common Stock vote in favor of and approve the Merger and adopt this Agreement at the CoBancorp Meeting.

         5.15. TAX-FREE REORGANIZATION TREATMENT. Neither FirstMerit nor CoBancorp shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, other than FirstMerit's exercise of its rights under the CoBancorp Stock Purchase Option.

         5.16. MERGERS OF SUBSIDIARIES. The Board of Directors of FirstMerit intends, contemporaneously with the merger of CoBancorp with and into FirstMerit, to merge the CoBancorp Subsidiaries with and into FirstMerit Bank, N.A., a wholly owned subsidiary of FirstMerit.

         CoBancorp shall cause such of the CoBancorp Subsidiaries as FirstMerit may request to enter into definitive merger or consolidation agreements with FirstMerit Bank, N.A., providing for the merger or consolidation of the CoBancorp Subsidiaries with or into FirstMerit Bank, N.A.; provided, however, that, in all cases, the obligation of CoBancorp to cause such merger or consolidation shall be subject to the condition that the Merger be simultaneously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of CoBancorp in this Agreement shall not be deemed to be untrue or breached, (ii) CoBancorp shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FirstMerit's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section. CoBancorp shall cause the CoBancorp Subsidiaries to fully cooperate with FirstMerit in consummating these mergers or consolidations, including cooperating in the filing of any necessary regulatory applications.

         5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of CoBancorp and FirstMerit will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, FirstMerit and CoBancorp shall promptly provide the other with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Reports filed by it after the date of this Agreement through the Effective Time. Each of FirstMerit and CoBancorp agrees to keep the foregoing information strictly confidential.

         5.18. INTEGRATION OF OPERATIONS. Subject to applicable laws, regulations and the requirements of Governmental Entities, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of CoBancorp and the applicable CoBancorp Subsidiaries operations into and with FirstMerit's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of FirstMerit's or its subsidiaries hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by FirstMerit; provided that all such integration prior to the Effective Time shall be subject to the concurrence of CoBancorp and that all communications from FirstMerit to CoBancorp regarding such integration shall be made through John S. Kreighbaum and Timothy Esson.

         5.19. NASD LISTING. FirstMerit will file an additional listing application with the National Association of Securities Dealers, Inc. (the "NASD") for the FirstMerit Common Stock to be issued in the Merger at the time prescribed by applicable rules and regulations. In addition, FirstMerit will use its best efforts to maintain its listing on the Nasdaq/NMS.


         5.20. ENVIRONMENTAL REMEDIATION. In addition to other rights which FirstMerit has to conduct environmental investigations of CoBancorp properties under Section 5.5, FirstMerit will retain an environmental consulting firm within 20 days after execution of this Agreement. FirstMerit's consulting firm will provide FirstMerit with a "Phase I," and if FirstMerit deems reasonably necessary, a "Phase II" report, on the 49 South Main Street, Oberlin, Ohio property (the "Property") currently owned by a CoBancorp Subsidiary.

         If the Phase I report indicates that further testing, monitoring and/or remediation will be required, then FirstMerit's environmental consulting firm and CoBancorp's environmental consulting firm will promptly meet to agree on the monitoring and testing methodologies, including conducting joint testing or taking separate samples for processing at different labs, prior to beginning the Phase II process.

         In addition to providing a Phase II report to FirstMerit, the consulting firm will provide FirstMerit with an estimation of the costs and expenses which such firm believes in its best estimate will be necessary to remediate the property (including providing detail on any assumptions made in reaching the estimate). The estimate will be such to bring the property into full compliance with the applicable federal, state and local environmental standards for property of this type (which compliance standard will be at least to a level to place the property in a condition without significant diminution in value related to its environmental condition) ("Estimated Costs"). Within seven business days from the receipt of a Phase II report, FirstMerit will provide CoBancorp with a copy of the Phase II report ("Phase II Report"), but will not be required to deliver the report on the Estimated Costs.

         Upon receipt of the Phase II Report, CoBancorp's environmental firm will promptly review and prepare its own estimation of the Estimated Costs. Within seven business days from the receipt of a Phase II report, CoBancorp will provide FirstMerit with a copy of the Phase II report, but will not be required to deliver any report on the Estimated Costs.

         The two firms will then meet to review and agree upon the Estimated Costs, which will be a single figure and not a range ("Final Estimated Costs"). If the firms cannot agree, but if the estimations are within 15% of each other, the two amounts will be averaged to arrive at the Final Estimated Costs. Otherwise the two firms will choose a third firm to review the reports of each firm, and other information which the third firm may request, and the third firm will promptly provide a written report to FirstMerit and CoBancorp with the Final Estimated Costs ("Final Report"). The determination of the Final Estimated Costs by either the averaging method, or the determination method, shall be binding upon both parties.

         It is assumed by the parties that no amounts will be expended for the Final Estimated Costs prior to the Effective Time. The Final Estimated Costs will be allocated between the parties as follows: the Final Estimated Costs, on an after-tax basis (based on the highest federal marginal tax rate), up to and including $600,000 in the aggregate shall be borne by FirstMerit ("FirstMerit Amount"), and amounts in excess of this amount, on an after-tax basis (based on the highest federal marginal tax rate), shall be borne by CoBancorp; provided that if such after-tax costs exceed $2.4 million (being the aggregate of FirstMerit's $600,000 and CoBancorp's $1.8 million, both aftertax)("Excess Amount"), CoBancorp will have a right upon written notice to FirstMerit to either terminate this Agreement, or assume the Excess Amount ("CoBancorp Notice"). CoBancorp will have 14 days after receipt of the Final Report to deliver the CoBancorp Notice.

         Upon receipt of the CoBancorp Notice that it has elected to terminate the Agreement, FirstMerit will have two business days to notify CoBancorp in writing that FirstMerit either waives the termination and that FirstMerit will agree to assume the Excess Amount, or accepts the termination conditioned upon CoBancorp's prompt payment to FirstMerit of all of FirstMerit's reasonable third party and out of pocket expenses, including but not limited to registration fees, printing costs, the costs and expenses related to its environmental consultant and its preparation of the various reports, attorney fees, and accounting fees and costs. No reimbursement would be due for any commission to Goldman, Sachs & Co.

         To the extent that CoBancorp is responsible for the Final Estimated Costs and the Excess Amount, and such amounts exceed the FirstMerit Amount, they shall be paid by CoBancorp at the Effective Time through a reduction of the Merger Consideration in the amount of the after-tax cost of such excess by an appropriate adjustment to the Exchange Ratio; provided that the reduction shall be only up to an amount, on an after-tax basis, that FirstMerit shall certify to CoBancorp, as of the Effective Time, as the estimated amount of the cost of the remediation of the property that FirstMerit in good faith actually intends to incur.

         Prior to the Effective Time, CoBancorp will have a right to sell the Property upon terms which are acceptable to FirstMerit. FirstMerit has right to deem terms unacceptable if the terms require FirstMerit to assume or be subject to any liability or obligation which it deems in good faith to be greater or different than that under this Section 5.20.

         Each party will be responsible for the costs associated with hiring its own environmental consulting firm during the time between the execution of this Agreement and the Effective Time. All of these costs and expenses will be considered part of the Estimated Costs.

                                  6. CONDITIONS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of CoBancorp's Common Stock.

          (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state anti-trust agency, of the FRB, OCC, OTS, Division and any other Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of FirstMerit, CoBancorp, the FirstMerit Subsidiaries and the CoBancorp Subsidiaries taken as a whole), shall have been obtained or shall have occurred and shall be in full force and effect, and all applicable waiting periods shall have expired, at the Effective Time. A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FirstMerit, would have a Material Adverse Effect on the anticipated economic and business benefits to FirstMerit of the transactions contemplated by this Agreement, taken as a whole.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to a stop order suspending the effectiveness of the Registration Statement.

          (d) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States which enjoins or prohibits the consummation of the Merger shall have been issued and remain in effect.

         (e) FirstMerit shall have obtained an opinion of its counsel, reasonably satisfactory in form and substance to FirstMerit and dated as of Closing, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         6.2. CONDITIONS TO OBLIGATION OF COBANCORP TO EFFECT THE MERGER. The obligation of CoBancorp to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) FirstMerit shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of FirstMerit contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of FirstMerit, individually or in the aggregate, shall not have a Material Adverse Effect on FirstMerit.

         (c) FirstMerit shall have furnished CoBancorp a Certificate dated the date of the Closing, signed on behalf of FirstMerit by the Chief Executive Officer or President, and the Chief Financial Officer of FirstMerit, that to the best of their knowledge and belief, the conditions set forth in Sections 6.2(a),
(b) and (e) have been satisfied.

         (d) CoBancorp shall have received the opinion of legal counsel for FirstMerit, dated as of Closing, substantially to the effect set forth in
Exhibit 6.2(d) hereto, and such certificates from the appropriate persons and/or authorities regarding FirstMerit's board resolutions, form of corporate governance documents and good standing.

         (e) Since the date of this Agreement, there shall have not been any change in the financial condition, results of operations or business of FirstMerit and the Subsidiaries of FirstMerit that would have a Material Adverse Effect on FirstMerit.

         6.3. CONDITIONS TO OBLIGATION OF FIRSTMERIT TO EFFECT THE MERGER. The obligation of FirstMerit to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

         (a) CoBancorp shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

         (b) The representations and warranties of CoBancorp contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of CoBancorp, individually or in the aggregate, shall not have a Material Adverse Effect on CoBancorp.

         (c) Since the date of this Agreement there shall not have been any change in the financial condition, results of operations or business of CoBancorp and the subsidiaries of CoBancorp that either individually or in the aggregate would have a Material Adverse Effect on CoBancorp, other than change as a result of action taken under Section 5.2.6 and the second paragraph of
Section 5.6, and the responses thereto by CoBancorp and the impact thereof on the operating performance of CoBancorp.

         (d) CoBancorp shall have furnished FirstMerit a certificate dated the date of the Closing signed on behalf of CoBancorp by the Chief Executive Officer or President, and Chief Financial Officer of CoBancorp, that to the best of their knowledge and belief, the conditions set forth in Sections 6.3(a), (b) and
(c) have been satisfied. In addition, CoBancorp shall have furnished FirstMerit certificates, one dated the effective date of the Registration Statement and Proxy, and one as of the Closing, signed on behalf of CoBancorp by the Chief Executive Officer or President, and Chief Financial Officer of CoBancorp, that to the best of their knowledge and belief, that CoBancorp participated in the preparation of the Registration Statement and the Proxy Statement, including review and discussion of the contents thereof, and nothing came to the attention of CoBancorp that caused it to believe that the Registration Statement or the Proxy Statement at the time such documents became effective, and as of the date of Closing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (e) FirstMerit shall have received the opinion of legal counsel for CoBancorp dated as of Closing, substantially to the effect set forth in Exhibit 6.3(e) hereto, and such certificates from the appropriate persons and/or authorities regarding CoBancorp's and its subsidiaries' board resolutions, forms of corporate governance documents and good standing.

                                7. MISCELLANEOUS

         7.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of FirstMerit and CoBancorp:

         (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of FirstMerit and CoBancorp;

         (b) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if the Merger shall not have been consummated on or before September 1, 1998, unless the failure to consummate by such date is related to the action or inaction of the Governmental Entities and such action or inaction is not directly related to either FirstMerit's or CoBancorp's breach of their respective obligations under Sections 5.6 or 5.12(a), then on or before November 1, 1998 (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein);

         (c) by the vote of a majority of the Board of Directors of CoBancorp if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by CoBancorp at such time as such condition can no longer be satisfied;

         (d) by the vote of a majority of the Board of Directors of FirstMerit if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by FirstMerit at such time as such condition can no longer be satisfied;

         (e) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if any regulatory agency has denied approval of the Merger and such denial has become final and non-appealable (regardless of whether CoBancorp is deemed to be a "party" to an application with respect to the Merger);

         (f) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach;

         (g) at any time prior to November 5, 1997, by FirstMerit if CoBancorp shall not have executed and delivered the CoBancorp Stock Purchase Option;

         (h) by the vote of a majority of the Board of Directors of CoBancorp (with written notice thereof to FirstMerit which notice is final and may not be withdrawn) at any time during the fourth and fifth full trading days immediately prior to the Effective Time, if (x) the Average Closing Price is less than $20.40 (subject to adjustment pursuant to Section 2.7), and (y) FirstMerit shall not have given written notice to CoBancorp on the second or third full trading day immediately prior to the Effective Time which notice indicates that FirstMerit agrees that the Exchange Ratio shall be calculated by multiplying
1.939 by a factor equal to $20.40 divided by the Average Closing Price; and

         (i) by the vote of a majority of the Board of Directors of CoBancorp pursuant to and in accordance with the provisions of Section 5.20.

         7.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF TERMINATION. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be: provided however, that if the Merger is consummated, Sections 1.1.5, 2.1 through 2.9, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12(c), 5.13, 5.15, 5.16, 5.19 and 7.2 will survive the Effective Time to the extent contemplated by such Sections; provided, further in the event of the termination of this Agreement, this Agreement shall become void and of no effect except that the first sentence in the second paragraph of Section 5.5, and all of Sections 5.12(c) and 7.11, will in all events survive any termination of this Agreement.

         7.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         7.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of CoBancorp, provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the shareholders of CoBancorp shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any term of the Amended and Restated Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of
Section 368 of the Code.

         7.5. ENTIRE AGREEMENT. This Agreement and the CoBancorp Stock Purchase Option, and the agreements referenced and contemplated therein and thereby, contain the entire agreement among FirstMerit and CoBancorp with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

         7.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

         7.7. CERTAIN DEFINITIONS.

         (a) For purposes of this Agreement, the term:

                  (i) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof;

                  (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (iii) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

                  (iv) "Material Adverse Effect" on CoBancorp or FirstMerit means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, and (y) in generally accepted accounting principles) on the respective condition (financial and otherwise), results of operations, or business of CoBancorp and its Subsidiaries, or FirstMerit and its Subsidiaries, as the case may be, taken as a whole, or on the ability of CoBancorp or FirstMerit, as the case may be, to consummate the transactions contemplated hereby.

                  The effect of any action taken by CoBancorp at the written request of FirstMerit pursuant to Section 5.2.6 shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

         7.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by a recognized commercial courier, to each of the parties at the following addresses:

         TO COBANCORP:                                        TO FIRSTMERIT:
         John S. Kreighbaum, Chairman,                        John R. Cochran, President and
         President and Chief Executive Officer                Chief Executive Officer
         CoBancorp Inc.                                       FirstMerit Corporation
         1530 West River Road, North                          III Cascade Plaza, 7th Floor
         Elyria, Ohio 44035                                   Akron, Ohio  44308

         WITH A COPY TO:                                      WITH COPIES TO:

         Barry P. Taff, P.C.                                  Terry E. Patton, Senior Vice President
         Christopher R. Kelly, P.C.                           and Secretary
         Silver, Freedman & Taff, L.L.P.                      FirstMerit Corporation
         1100 New York Ave., N.W.                             III Cascade Plaza, 7th Floor
         Suite 700                                            Akron, Ohio  44308

         Washington, D.C. 20005

                                                              Philip A. Lloyd II
                                                              and Kevin C. O'Neil
                                                              Brouse & McDowell
                                                              500 First National Tower
                                                              Akron, Ohio 44308

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.8.

         7.9. COUNTERPARTS; EXHIBITS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

         7.10. PARTIES IN INTEREST. This Agreement is not intended to nor will it confer upon any other person any rights or remedies, except as expressly stated herein.

         7.11. EXPENSES. Except as otherwise set forth in this Agreement, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. If this Agreement is terminated by CoBancorp or FirstMerit pursuant to 7.1(f) because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing and related fees, as well as fees for financial advisors, accountants and legal counsel; provided, however, that if this Agreement is terminated under circumstances other than those described in this Section 7.11, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

         7.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations of this Agreement and that money damages would be an inadequate remedy in this instance. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, it is agreed and that if any party should institute an action or proceeding seeking specific enforcement of this Agreement, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. Notwithstanding anything to the contrary herein, and in addition to any rights set forth in Section 7.11, a party may seek monetary damages against a breaching party for any willful breach of this Agreement.

         7.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         IN WITNESS WHEREOF, CoBancorp and FirstMerit have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          FirstMerit Corporation

Attest:

/S/ TERRY E.  PATTON                      By: /S/ JOHN R.  COCHRAN
----------------------------                 -----------------------------
Terry E. Patton, Secretary                John R. Cochran, President and
                                          Chief Executive Officer

[KCO:MERGER.WPD]

                                 ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF SUMMIT                    )

         BE IT REMEMBERED that on this 2nd day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, John
R. Cochran, President and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of FirstMerit Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 2nd day of November, 1997.

                                              /S/ KEVIN C.  O'NEIL
                                              ---------------------------------
                                                 Kevin C. O'Neil, Notary Public

                                          CoBancorp Inc.
Attest:

/S/ LOIS E.  GUNNING                      By: /S/ JOHN S.  KREIGHBAUM
----------------------------                 ----------------------------------
Lois E.  Gunning, Secretary               John S. Kreighbaum, Chairman,

                                          President and Chief Executive Officer

                                 ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF LORAIN                    )

         BE IT REMEMBERED that on this 2nd day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, John
S. Kreighbaum, Chairman, President and Chief Executive Officer and Lois E. Gunning, Secretary of CoBancorp Inc., an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 2nd day of November, 1997.

                                                /S/ LINDA B.  PAVLICK
                                                ------------------------------
                                                Notary Public

                                   EXHIBITS TO

                   AGREEMENT OF AFFILIATION AND PLAN OF MERGER
                             FIRSTMERIT CORPORATION
                                       AND
                                 COBANCORP INC.

Form of Certificate of Merger                                                   Exhibit 1.1.2
Articles and Regulations of Surviving Corporation                               Exhibit 1.1.4
FirstMerit Disclosure Letter                                                    Exhibit 3.3
CoBancorp Stock Purchase Option                                                 Exhibit 3.15
CoBancorp Disclosure Letter                                                     Exhibit 4.3
Employment Agreements                                                           Exhibit 5.4(a)
Executive Severance Payments                                                    Exhibit 5.4(b)
Severance Payments                                                              Exhibit 5.4(c)
Indemnification Provisions                                                      Exhibit 5.8
Form of Affiliates Agreement for CoBancorp                                      Exhibit 5.13(b)-1
Form of Affiliates Agreement for FirstMerit                                     Exhibit 5.13(b)-2
Form of Legal Opinion of Brouse & McDowell                                      Exhibit 6.2(d)
Form of Legal Opinion of Silver, Freedman & Taff, L.L.P.                        Exhibit 6.3(e)